Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), by and between LifeStance Health Group, Inc. (the “Company”), a Delaware corporation with its principal place of business in Scottsdale, Arizona, and Kenneth Burdick (the “Executive”), is entered into as of September 7, 2022 and is effective as of the date the Executive actually commences employment with the Company (the “Effective Date”), which is expected to be September 7, 2022.

WITNESSETH

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer effective as of the Effective Date, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement and agrees that the Executive shall receive good and valuable consideration in exchange for doing so; such consideration includes, but is not limited to, employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, terms, provisions and conditions set forth in this Agreement and other good and valuable consideration, the parties hereby agree as follows:

1.
Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts the terms of such employment.
2.
Term. The Executive’s employment under this Agreement shall continue until terminated pursuant to Section 5 hereof.
3.
Capacity and Performance.
(a)
The Executive shall serve the Company as its Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board of Directors”). In addition, and without further compensation, the Executive shall serve as Chairman of the Board of Directors and as a director and/or officer of one or more of the Company’s Affiliates (as hereinafter defined) if so elected or appointed from time to time.
(b)
The Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his positions and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board of Directors or its designee.
(c)
The Executive shall devote substantially all of his business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder; provided, that, the Executive may continue to make passive personal investments, engage in outside business activities that do not violate the provisions of Sections 7, 8 or 9 hereof or engage in other activities for any charitable or other non-profit institution; provided, that, such activities do not conflict with the interests of the Company or any of its Affiliates or otherwise interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities or the time required for the discharge of those duties and responsibilities; and, provided, further, that the Executive’s service as a member of the board of directors or similar governing body of an entity other than the Company shall be subject to the prior written approval of the Board. The Company acknowledges that the Executive’s service on the boards of directors listed on Annex A hereto shall not be a breach of this Agreement.
4.
Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive hereunder and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:
(a)
Base Salary. The Company shall pay the Executive a base salary at the rate of Seven Hundred Thousand Dollars ($700,000) per annum, payable in accordance with the payroll practices of the Company for its executives (the “Base Salary”). The Base Salary will be reviewed by the Board of Directors or, if applicable, the Compensation Committee thereof, at least annually, and may be increased from time to time in the sole discretion of the Board of Directors or Compensation Committee, as applicable.
(b)
Incentive and Bonus Compensation. The Executive shall be eligible to receive an annual bonus based upon his performance and that of the Company for each calendar year. The target bonus amount will be a minimum of one hundred percent (100%) of the Executive’s then current Base Salary, and the Executive will be eligible for a bonus in excess of one hundred percent (100%) of the Executive’s then current Base Salary for exceptional performance. Such bonus shall be based on the Executive’s and the Company’s achievement of the goals and objectives for the relevant calendar year established by the Board of Directors or, if applicable, the Compensation Committee thereof. The amount of the annual bonus payable to the Executive under this Section 4(b) and the satisfaction of such goals and objectives shall be determined following the conclusion of the relevant calendar year by the Board of Directors or, if applicable, the Compensation Committee thereof, and, if earned, such annual bonus shall be paid not later than two and one-half (2 1/2) months following the end of the calendar year for which the bonus was earned. Notwithstanding the foregoing, for calendar year 2022, any annual bonus shall be prorated for the portion of the calendar year during which the Executive was employed hereunder. Subject to the approval of the Board of Directors or the Compensation Committee thereof, for so long as the Executive continues providing services to the Company, the Executive shall be eligible to receive annual equity or equity-based awards commensurate with his status as an executive officer of the Company, any such equity or equity-based awards to be subject to the terms and conditions of the Company’s equity incentive plan then in effect and an agreement with the Executive thereunder, which terms and conditions shall control in the event of any conflict with this Agreement.
(c)
Vacations. The Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)
Other Benefits. The Executive shall be entitled to participate in any and all Employee Benefit Plans (as defined below) from time to time in effect for employees of the Company generally, including group health, disability and life insurance programs, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan), it being understood that the Executive shall participate in the Company’s Severance and Change in Control Policy (as from time to time amended and in effect, the “Severance Policy”), but shall only receive severance payments and benefits under the Severance Policy in connection with a Qualifying Termination within the Change in Control Period (as such terms are defined in the Severance Policy), which severance payments and benefits shall be no less favorable than those in effect on the Effective Date, and in the event of any other termination of the Executive’s employment, the Executive shall be entitled to receive only the severance payments and benefits, if any, set forth in this Agreement (i.e., there shall be no duplication of severance payments and benefits). Any such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.
(e)
Business Expenses; Private Air Travel. The Company shall pay or reimburse the Executive for all reasonable business expenses (including expenses for business-related travel and business entertainment) incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, including annual access to a maximum of fifty (50) flight hours of private aircraft service for business travel (excluding, for the avoidance of doubt, any travel deemed “commuting” between the Executive’s residence and the Company’s offices), subject to Company policies on business expenses as in effect from time to time for senior executives and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
5.
Termination of Employment and Termination Payments. Upon the termination of the Executive’s employment, the Executive shall be entitled to payments under the following circumstances as follows.
(a)
Final Compensation. In the event of the termination of the Executive’s employment for any reason, the Company shall pay to the Executive or, in the event of the Executive’s death, to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, the following: (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of the Executive’s termination, (ii) pay for any vacation time earned but not used through the date of the Executive’s termination, and (iii) any business expenses incurred by the Executive but un-reimbursed on the date of the Executive’s termination (provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of the Executive’s termination and are reimbursable under the applicable Company policy in effect at the time) (all of the foregoing, collectively, “Final Compensation”). The payment of Final Compensation shall be made not later than the required payment date under applicable law following the termination of the employment of the Executive.
(b)
Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate and the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, the Executive’s Final Compensation and, subject to the requirement of a release of claims as provided in Section 5(i) below, in a lump sum, a pro-rata portion of the performance-based bonus the Executive would have otherwise received as set forth in Section 4(b) hereof based on the Company’s actual performance for the year in which the Executive’s death occurred, and prorated based on the number of days the Executive was employed during the year in which the bonus was earned. The payment of the pro-rata portion of the performance-based bonus shall be paid not later than the time period for the payment of the performance-based bonus as provided in Section 4(b) above.
(c)
Disability.
(i)
The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes Disabled during his employment hereunder. “Disability” or “Disabled” shall (A) have the meaning set forth in the Company’s long-term disability insurance policy in effect from time to time for management employees of the Company or (B) mean the Executive, due to the Executive’s illness, injury, accident or condition of either a physical or psychological nature, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.
(ii)
In the event of such termination due to Disability, then, subject to the requirement for a release of claims as provided in Section 5(i) below, the Company shall also continue to pay the Executive his then-current Base Salary (less any wage continuation payment amounts recovered by the Executive under any health and disability insurance plans or agreements available through the Company or any of its Affiliates) for a period of six (6) months following the date of the Executive’s termination, and, in addition, the Company shall pay the Executive, in a lump sum, a pro-rata portion of the performance-based bonus the Executive would have otherwise received as set forth in Section 4(b) hereof based on the Company’s actual performance for the year in which the Executive’s employment is terminated by the Company due to Disability, with such pro-ration based on the number of days the Executive was employed during the year in which the bonus was earned.
(iii)
The wage continuation payments shall commence not later than sixty (60) days following the termination of employment of the Executive and the payment of the pro-rata portion of the performance-based bonus shall be paid not later than the time period for the payment of the performance-based bonus as provided in Section 4(b) above, subject to the release requirement in Section 5(i) below.

(iv)
The Board may designate another employee to act in the Executive’s place during any period of the Executive’s Disability; provided, that, such other employee shall relinquish such duties when the period of the Executive’s Disability ends and the Executive is able to continue to perform substantially all of his duties and responsibilities hereunder. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the termination of his employment, less any wage continuation payment amounts recovered by the Executive under any health and disability insurance plans or agreements available through the Company.
(v)
If any question arises as to whether, during any period, the Executive is Disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of a majority of the Board of Directors (excluding the Executive) shall, submit to a medical examination by a physician (such physician to be trained in the area of medicine to which the Executive’s disability relates) selected by the Board of Directors and to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so Disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question arises and the Executive fails to submit to such medical examination, a determination of the issue by a majority of the Board of Directors (excluding the Executive) shall be binding on the Executive.
(d)
By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth, in reasonable detail, the nature of such Cause. The following, as determined by a resolution duly adopted by a majority of the members of the Board of Directors (excluding the Executive), shall constitute Cause for termination:
(i)
willful failure to perform (other than by reason of Disability), or refusal to carry out, the lawful duties and responsibilities of the Executive’s position or any direction from the Board of Directors which is lawful and reasonably consistent with the Executive’s duties and responsibilities, which failure or refusal, if susceptible of cure, remains uncured or continues or recurs after fifteen (15) days’ notice from the Company specifying, in reasonable detail, the nature of the failure or refusal;
(ii)
material breach by the Executive of any fiduciary duty or of any provision of this Agreement or any other agreement with the Company or any of its Affiliates;
(iii)
fraud, embezzlement or other material dishonesty with respect to the Company or gross neglect of duties by the Executive;
(iv)
willful engagement in gross misconduct materially injurious to the Company or any of its Affiliates; or
(v)
a plea of guilty or nolo contendere to, or conviction of, a felony or other crime involving moral turpitude.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(e)
By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon ten (10) days’ written notice to the Executive. In the event of termination of the Executive’s employment pursuant to this Section 5(e), the Board of Directors may elect to waive the period of notice, or any portion thereof, and, if the Board of Directors so elects, the Company will pay the Executive his Base Salary for the ten (10)-day notice period (or for any remaining portion of such period). In the event of such termination, in addition to Final Compensation then, subject to the requirement for a release of claims as provided in Section 5(i) below and except as may be provided pursuant to the Severance Policy as contemplated in Section 4(d) above, (i) the Company shall pay the Executive an amount equal to eighteen (18) months’ of Base Salary at the rate in effect on the date of the Executive’s termination; (ii) the Company shall pay the Executive a pro-rata portion of the performance- based bonus described in Section 4(b) hereof based on the Company’s actual performance for the year in which the Executive’s termination of employment occurs, with such pro-ration based on the number of days the Executive was employed during the year in which the bonus was earned; (iii) if the Executive elects to continue his participation in the Company’s health and dental insurance plans under the federal law commonly known as “COBRA,” the Company shall pay the Executive an amount each month, as taxable compensation, for the full premium cost of the Executive’s continued participation in such plans (including coverage for his dependents) for a period of eighteen (18) months following the date of the Executive’s termination (provided that the Executive is entitled to continue such participation under applicable law and plan terms); and (iv) if the Executive elects to continue his participation in any Company insurance plans in which he was participating on the date of his termination, other than the health and dental insurance plans, the Company shall pay the full premium cost of the Executive’s participation in such plans for a period of eighteen (18) months following the date of the Executive’s termination (provided, that, the Executive is entitled to continue such participation under applicable law and plan terms, and provided, further, that if the Executive is not eligible to continue such participation, the Company shall pay the Executive an amount equal to the amount it would have paid for such continued premium costs as taxable compensation).

The wage continuation and insurance premium payments pursuant to clauses (i), (iii) and (iv) above shall commence not later than sixty (60) days following the termination of employment by the Executive and the payment of the pro-rata portion of the performance-based bonus shall be paid not later than the time period for the payment of the performance-based bonus as provided in Section 4(b) above, subject to the requirement for a release of claims as provided in Section 5(i) below.

(f)
By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company within thirty (30) days of the initial occurrence of the condition giving rise to Good Reason, setting forth, in reasonable detail, the nature of such Good Reason (the “Notice”). The following, if not cured by the Company within thirty (30) days following receipt of the Notice, shall constitute Good Reason for termination by the Executive:
(i)
significant diminution in the nature or scope of the Executive’s responsibilities, duties or authority (including, without limitation, a diminution due to the Board of Directors having hired another senior executive officer to whom the Executive is requested by the Board of Directors to report, any change in the Executive’s reporting relationship such that he no longer reports directly to the Board of Directors or any change in the Executive’s responsibilities, duties or authority as a result of a Change in Control (as defined in the Severance Policy) involving a non-strategic acquiror as a result of which the Company’s common stock ceases to be publicly-traded) without the Executive’s consent; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a member of the Board of Directors or as director or officer of any of its Affiliates and/or any diminution of the business of the Company or any of its Affiliates shall not constitute “Good Reason”;
(ii)
significant failure of the Company, without the Executive’s consent, to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof;
(iii)
requiring the Executive to relocate his principal place of business, without his consent, more than thirty-five (35) miles from its then-current location; or
(iv)
any significant breach of this Agreement by the Company, without the Executive’s consent, which has a material adverse effect on the Executive.

The Company will have thirty (30) days from receipt of the Notice to cure the event specified in the Notice, and if it fails to do so, the Executive’s employment will terminate for Good Reason on the first day following the expiration of such thirty (30)-day cure period.

In the event of termination in accordance with this Section 5(f), then, subject to the requirement for a release of claims as provided in Section 5(i) below, the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(e) above; provided, that, if the Executive terminates his employment for Good Reason pursuant to Section 5(f)(ii) because the Company has reduced the Executive’s Base Salary, the severance payment will be calculated using the Base Salary that was in effect immediately prior to the reduction that triggered the Good Reason.

The wage continuation and insurance premium payments shall commence not later than sixty (60) days following the termination of employment by the Executive and the payment of the pro-rata portion of the performance-based bonus shall be paid not later than the time period for the payment of the performance-based bonus as provided in Section 4(b) above, subject to the requirement for a release of claims as provided in Section 5(i) below.

(g)
By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ written notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance plan or agreement. In the event of termination of the employment of the Executive pursuant to this Section 5(g), the Board of Directors may elect to waive the period of notice, or any portion thereof, and, if the Board of Directors so elects, the Company will pay the Executive his Base Salary for the initial thirty (30) days of the notice period (or for any remaining portion of such period).
(h)
Timing of Payments. If, at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations thereunder (collectively, “Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with Section 409A(a)(2) (A)(i) of the Code and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code.
(i)
Release of Claims as a Condition for Payment. Any obligation of the Company to provide any separation payments and benefits to the Executive under Sections 5(b), 5(c), 5(e) or 5(f) (not including any Final Compensation) is conditioned upon the Executive signing and returning to the Company a timely and effective release of all claims against the Company, its Affiliates and their employees, directors, agents and representatives, on a form to be provided by the Company (the “Release of Claims”), which must be executed, if at all, and become irrevocable in accordance with the timing requirements set forth therein and in all events within sixty (60) days of the termination of the employment of the Executive.
(i)
The Release of Claims required for the separation payments and benefits creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it.
(ii)
Any wage continuation and insurance premium payments to which the Executive may be entitled to receive under Sections 5(c), 5(e) or 5(f) shall be payable in accordance with the normal payroll practices of the Company and will begin on the Company’s next regular pay date which occurs on or after the sixtieth (60th) day following the Executive’s termination of employment; provided, that, the Release of Claims has become effective and irrevocable by such date and has been delivered to the Company, and the first payment shall include all payments that would have otherwise been made between the Executive’s termination of employment and such first regular pay date occurring on or after such sixtieth (60th) day, absent the delay.
(iii)
Any pro-rata performance bonus payments to which the Executive may be entitled to receive under Section 5(b), 5(c), 5(e), or 5(f) shall be paid no later than two-and-one-half (2 1/2) months following the last day of the calendar year of the termination of the Executive’s employment or such earlier date on which performance bonus payments are made to the senior executives of the Company for the calendar year of the termination of the Executive’s employment.

6.
Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether pursuant to Section 5 or otherwise.
(a)
Payment by the Company of any Base Salary, bonus obligations and contributions to the cost of the Executive’s continued participation in the Company’s insurance plans, in each case, under the applicable termination provision of Section 5, shall constitute the entire obligation of the Company to the Executive hereunder. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.
(b)
Except for any right of the Executive to continue participation in the Company’s insurance plans in accordance with Section 5 hereof and applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.
(c)
Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(b), 5(c), 5(e) or 5(f) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.
7.
Confidential Information.
(a)
The Executive shall not, at any time, including following the termination of the Executive’s employment, directly or indirectly (through another Person), disclose (except as permitted by this Agreement or in the normal course of providing services to the Group or as otherwise permitted by the board of directors or managers of a member of the Group) to any Person the Confidential Information; provided, that, in the event that the Executive is requested or required by applicable law or stock exchange rule (including by request for information or documents in any legal proceeding, interrogatory, discovery requests, subpoena, court order, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, the Executive shall notify (unless prohibited by law) the Company promptly of such request or requirement, so that the Company may seek, at its own expense, an appropriate protective order or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive, on the advice of outside legal counsel (which may be in-house counsel), is required to disclose any Confidential Information, the Executive may disclose such Confidential Information without liability hereunder; provided, however, that the Executive shall use the Executive’s commercially reasonable efforts (at the Company’s expense) to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information by the Executive.
(b)
Nothing in this Agreement shall prohibit or restrict any member of the Group, the Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding or as required by applicable law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts any member of the Group or the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(c)
Pursuant to 18 U.S.C. Section 1833(b), the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. Section 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
8.
Assignment of Rights to Inventions. The Executive shall promptly and fully disclose all Inventions, as defined below, to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Inventions. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Inventions to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Inventions. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.
9.
Restricted Activities. The Executive continues to agree that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:
(a)
Non-Competition. During the Executive’s employment and until the eighteen (18)-month anniversary of the date on which the Executive’s employment ceases for any or no reason (the “Non-Competition Restriction Period”), the Executive shall not directly or indirectly (through another Person) own, acquire or control any interest, financial or otherwise, in, and/or otherwise manage, operate, control or participate in the ownership, management, operation or control of, loan or otherwise provide financing or financial assistance of any kind to, be employed by or otherwise provide services to, or otherwise engage in, any Restricted Business throughout the Restricted Territory, in each case, for pay or not for pay; provided, however, that the Executive shall be entitled to own not more than two percent (2%) of the issued and outstanding equity securities of any class of securities of any entity that engages in a Restricted Business so long as the Executive does not have any active participation in the business of such entity. For the avoidance of doubt, the Executive may provide services to an entity which engages in a Restricted Business through a division, unit, subsidiary or affiliate so long as the Executive does not provide services, directly or indirectly (through another Person), to such division, unit, subsidiary or affiliate.
(b)
Covenant Not to Solicit Customers. The Executive covenants and agrees that, while the Executive is employed by the Company and for eighteen (18) months following his termination of employment (together, the “Restriction Period”), the Executive shall not, directly or indirectly, (i) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish such customer’s relationship with them; or (ii) seek to persuade any customer of the Company or any of its Affiliates to conduct with any other Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates; provided, that, these restrictions shall apply (A) only with respect to any Person who is or has been a customer of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (B) only if the Executive has performed work for such Person during the Executive employment or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.
(c)
Covenant Not to Solicit or Hire. The Executive covenants and agrees that, during the Restriction Period, the Executive shall not, directly or indirectly, (i) solicit, recruit, induce or encourage any employee, clinician, independent contractor or service provider of any member of the Group to leave the employ of or cease providing services to any member of the Group; (ii) hire, employ, recruit or otherwise engage any Restricted Person; provided, that, absent a violation of clause (i) above, the Executive may undertake the actions in this clause (ii) with respect to third party service providers who are not clinicians and who do not provide services primarily to a member of the Group; or (iii) take any other action that is intended to induce or encourage, or has the direct and intended effect of inducing or encouraging any Restricted Person to terminate his or her employment with, or cease providing services to, any member of the Group; provided, that, the foregoing shall not prohibit any Person from (A) making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at any Restricted Person and no Restricted Person is hired as a result thereof (other than pursuant to the proviso in clause (ii) above) or (B) providing a reference unrelated to any solicitation or hiring otherwise prohibited by this Section 9(c).
(d)
Return of Company Property. Within ten (10) days following the date of any termination of the Executive’s employment, or upon the Company’s earlier request, the Executive, or the Executive’s personal representative, shall return all property of the Group and its Affiliates in the Executive’s possession, including, but not limited to, all computer equipment (hardware and software), telephones, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies of any documentation or information (however stored) relating to the business of the Group and its Affiliates or their respective current or prospective customers or clients. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information; (ii) information showing the Executive’s compensation or relating to reimbursement of the Executive’s business expenses; and (iii) copies of plans, programs and agreements relating to the Executive’s employment, or termination thereof, with the Group or its Affiliates which the Executive received in the Executive’s capacity as a participant therein.
(e)
Non-Disparagement. During the Executive’s employment and at any time after termination thereof, the Executive shall not, directly or indirectly (through another Person), make any statement, written or oral, that would disparage or criticize the business or reputation of any member of the Group or any such Group member’s officers, managers, directors or employees; provided, however, that nothing in this Section 9(e) shall prevent the Executive from (i) giving truthful testimony obtained through subpoena or court order, (ii) giving any truthful information provided pursuant to investigation by any governmental authority, (iii) giving any truthful information provided pursuant to any claim by a party to this Agreement or any employment or compensation-related agreement of the Executive, (iv) correcting inaccurate statements made about, as applicable, the Executive or any member of the Group or (v) making statements in the normal course of providing services to a member of the Group (including performance reviews by, as applicable, the Executive or a member of the Group).
(f)
Tolling. Notwithstanding any other provision to the contrary herein, the Restriction Period shall be tolled (and the applicable period extended) during the pendency of any action seeking to enforce or determine the enforceability of the covenants contained in this Agreement if it is ultimately determined that the Executive was in breach of such covenants during the pendency of such action or if any temporary restraining order, injunction, judgment or settlement is entered against or agreed to by the Executive by reason of such alleged violations during the pendency of such actions.
(g)
The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Group, that could reasonably give rise to a conflict of interest or otherwise interfere, whether individually or in the aggregate, with his duties and obligations to the Group.
10.
Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terns and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that (a) each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; (b) each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and (c) these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints and will not otherwise impose an undue hardship on him.

The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11.
Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
12.
Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)
“Affiliates” means any Person controlled by, controlling or under common control with the Company.
(b)
“Confidential Information” means (i) any proprietary or confidential matters concerning any member of the Group, including the business, products, markets, condition (financial or other), operations, processes, intellectual property, customers, vendors, pricing, results of operations, cash flows, prospects and affairs of any member of the Group, and (ii) any information, including the terms, conditions or any other facts, relating to this Agreement and any other agreements or transactions contemplated by this Agreement, or any confidential discussions or negotiations related to this Agreement, in each case, that are not disclosed in a publicly filed document; provided, that, “Confidential Information” shall not include information (A) that is or becomes available to the public or within the industry of a member of the Group, other than as a result of disclosure by the Executive in violation of the Executive’s obligations under this Agreement, (B) that becomes available to the Executive on a non-confidential basis from a source other than the Company or its Affiliates, provided that such source is not known by the Executive to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy with respect to such information, or (C) that is or was independently developed by the Executive without use of or reliance on Confidential Information.
(c)
“Group” means the Company and its Affiliates.
(d)
“Inventions” means any and all inventions, formulas, discoveries, developments, designs, innovations, improvements or processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Group member premises) during the Executive’s employment.
(e)
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
(f)
“Restricted Business” means (i) any business that competes with any service or product offering conducted by any member of the Group during the Executive’s employment or as of the termination of the Executive’s employment or (ii) any other business being actively and demonstrably contemplated to be conducted by any member of the Group during the Executive’s employment or as of the termination of the Executive’s employment; provided, that, with respect to application of the non-competition covenant after termination of the Executive’s employment, as set forth in Section 9(a), Restricted Business shall not include any business that a member of the Group was actively and demonstrably contemplating during the Executive’s employment, but that no member of the Group is conducting, or actively and demonstrably contemplating, as of the termination of the Executive’s employment.
(g)
“Restricted Persons” means employees, clinicians, independent contractors and services providers of the Group.
(h)
“Restricted Territory” means the United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Territory shall be amended by eliminating geographical areas and states from the following list until the Territory is determined to be reasonable: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming.
13.
Indemnification. To the maximum extent permitted from time to time under the Company’s Certification of Incorporation, Bylaws, and the law of the State of Delaware, the Executive shall be entitled to indemnification in connection with any investigation, action, suit, proceeding or claim made against or naming the Executive in his capacity as an officer of the Company.
14.
Taxes.
(a)
All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
(b)
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Without limiting the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement that constitutes deferred compensation subject to Section 409A shall be treated as a separate payment for purposes of Section 409A.
(c)
In the event that it is determined that any payment or benefit of any type to or for the Executive’s benefit made by the Company, by any of its Affiliates, by any Person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder (collectively, “Section 280G”) or by any affiliate of such person, whether pursuant to the terms of this Agreement or otherwise (any such payments or benefits, collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive (A) such lesser amount as would result in no portion of such payments or benefits being subject to the Excise Tax or (B) if the Total Payments (without regard to clause (A)), reduced by all applicable taxes (including, for the avoidance of doubt, the Excise Tax), would be greater than the lesser amount described in clause (A) reduced by all taxes applicable thereto, the Total Payments. If the Total Payments must be reduced as provided in clause (A) of the previous sentence, the reduction shall occur in the following order (on a pro rata basis among payments or benefits within each category, except as provided below): (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash payments for which the full amount in not treated as a parachute payment; (3) reduction of any continued employee benefits and (4) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Company’s independent external accountants or other advisors to perform the requisite Code Section 280G computations and analysis. The Company shall bear the costs of performing any calculations contemplated by this Section 14(c).
15.
Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, that, the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances, other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Compensation Committee, or to such other address as either party may specify by notice to the other actually received.
19.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.
20.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
21.
Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
22.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
23.
Governing Law. This is an Arizona state contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Arizona, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE		LIFESTANCE HEALTH GROUP, INC.

/s/ Kenneth Burdick	By:	/s/ Ryan Pardo
KENNETH BURDICK	Name:	Ryan Pardo
	Title:	Chief Legal Officer, Vice President and Secretary

[Signature Page to Employment Agreement]

Annex A

Centene Corporation

Unified Women’s Healthcare

Tampa General Hospital